Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

NEW ORLEANS--(BUSINESS WIRE)--May 4, 2007--Energy Partners, Ltd. (NYSE: EPL) ("EPL" or the "Company") today announced the completion of its previously announced cash tender offer (the "Offer") to purchase any and all of its outstanding 8 3/4% Senior Notes due 2010 (the "Notes") (CUSIP No. 29270UAC9) and related consent solicitation to amend the indenture pursuant to which the Notes were issued (the "Consent Solicitation").

The offer expired at 5:00 p.m., New York City time, on May 3, 2007, with $145,499,000 in aggregate principal amount of Notes tendered and accepted for purchase under the terms of the Offer, or approximately 97% of the Notes outstanding.

Banc of America Securities LLC served as the exclusive dealer manager and solicitation agent in connection with the Offer.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U.S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007, for a discussion of these risks.

Additional Information and Where to Find It. Noteholders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875 or from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at EPL@mackenziepartners.com.

CONTACT: Energy Partners, Ltd., New Orleans
Investors:
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel or Jeremy Jacobs, 212-355-4449

SOURCE: Energy Partners, Ltd.